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                                                                  EXHIBIT 10.44


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into by and between INPUT/OUTPUT, INC. (the "Company"), having a business address at 11104 West Airport Boulevard, Stafford, Texas 77477-3016, and Timothy Probert (the "Executive"), having a mailing address at 14842 Bramblewood Drive, Houston, Texas 77079.

         WHEREAS, the Company wishes to employ the Executive and to assure itself of the services of the Executive for the period provided in this Agreement, and the Executive wishes to be employed by the Company for such period on the terms and conditions hereinafter provided.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

         1. EMPLOYMENT. Upon the terms and subject to the conditions contained in this Agreement, the Executive agrees to provide services as provided herein for the Company during the term of this Agreement. The Executive agrees to devote his best efforts and fulltime to the business of the Company, and shall perform his duties in a diligent and business-like manner, all for the purpose of advancing the business of the Company.

         2. DUTIES. The duties of the Executive shall be those duties which can reasonably be expected to be performed by a person with the title President and Chief Executive Officer of Input/Output, Inc. The Executive shall report directly to the Board of Directors of the Company.

         3. EMPLOYMENT TERM. Subject to the terms and conditions hereof, the Company agrees to employ the Executive for a term commencing as of March 1, 2000 (the "Effective Date") and continuing until February 28, 2004 (the "Primary Term"), unless renewed in accordance with the terms of this Section 3. Beginning February 28, 2004, this Agreement shall be automatically renewed each February 28 for successive one-year terms, unless either the Company or the Executive provides written notice of election not to renew, at least 60 days before the applicable renewal date. The "term of this Agreement" includes the Primary Term together with any renewal periods.

         4. SALARY AND BENEFITS.

                  (a) Base Salary. The Company shall, during the Primary Term of this Agreement, pay the Executive an annual base salary of $300,000 beginning on March 1, 2000. Such salary shall be paid in bi-monthly installments, minus applicable withholding and authorized salary deductions. The base salary will be reviewed annually by the Board of Directors. The Company may not,




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         however, reduce the Executive's base salary at any time during the
         Primary Term.

                  (b) Bonus. The Executive shall be eligible to participate in the Input/Output, Inc. Annual Incentive Plan (the "Plan") for the Company's fiscal year commencing June 1, 2000. For the fiscal year ending May 31, 2001, Executive shall be entitled to receive a minimum bonus under the Plan in the amount of 50% of his annual base salary reduced by the value of any restricted stock grants (valued for the purposes of this subparagraph (b) at the closing price per share on the New York Stock Exchange composite transactions tape on the date of grant) provided that Executive is still so employed on the bonus payment date, but in any case no later than July 31, 2001.

                  (c) Stock Options. The Executive shall be granted a nonqualified stock option effective March 1, 2000, to purchase 150,000 shares of common stock of the Company under the Input/Output, Inc. 1990 Stock Option Plan (the "Option Plan") having an exercise price equal to the fair market value of the stock on the date of grant. The option grant will be evidenced by the Company's standard stock option agreement. This option will vest in equal annual installments over a four-year period beginning on the date of grant. This option will have a term of ten years and will otherwise be subject to the standard terms and conditions of the Option Plan and as follows: (i) if the Executive's employment is terminated by the Company for any reason or Executive resigns or otherwise terminates his employment for any reason prior to a "change of control" (as defined in the Option Plan as of the date hereof) the option shall be vested and exercisable in accordance with the terms of the Option Plan as of the date hereof and the option agreement to be entered into between Company and Executive;
         (ii) if the Executive's employment is terminated by the Company for any reason other than for "Cause," or Executive resigns for Good Reason, in either event, within eighteen (18) months after a change of control all unvested installments of option shares under such option shall thereupon automatically accelerate and become fully vested (provided, however, that if Executive resigns for a Good Reason as defined in Section 5(b)(i)(A) below and has not remained employed with the Company for a period of at least one (1) year after the change of control date any unvested installment option shares shall vest in accordance with the Option Plan and the option agreement between the Company and Executive) ; and (iii) if Executive becomes entitled to an Employment Payment as defined under Section 5(b), any unvested installments of option shares under such option shall upon such resignation of Executive automatically accelerate and become fully vested; (iv) except as provided in (iii), if the Executive's employment is not terminated within eighteen (18) months after such change of control date, the terms of the Option Plan and option agreement entered into


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         between Company and Executive shall thereafter be controlling with respect to vesting and the exercise of option rights.

                  (d) Stock Purchase Incentive. With respect to each share of Company stock purchased by the Executive or a family trust (in which Executive is a beneficiary or has investment control and discretion) between March 22, 2000 and April 14, 2000 on the open market or otherwise, but not pursuant to the Option Plan or any other equity compensation or benefit plan of the Company, the Company shall grant an option under the Option Plan effective April 14, 2000 pursuant to an option agreement to be entered into between the Company and the Executive to purchase three (3) shares of Company stock at an exercise price which is equivalent to the closing sales price per share of the Company's common stock on the New York Stock Exchange on April 14, 2000, as reported on the composite transactions tape for that date. The maximum number of shares to be purchased by the Executive between March 22, 2000 and April 14, 2000 that are eligible for this matching option shall be 50,000. For example, if the Executive purchases 50,000 shares on March 30, 2000, the Company will grant the Executive an option to purchase 150,000 shares of common stock and no more options will be granted under this Section 4(d). In order to receive a grant under this Section 4(d), the Executive must present written evidence to the Company of the Executive's purchases of shares no later than April 20, 2000 and the Executive must undertake to hold the shares so purchased for a period of at least six (6) months. Any such purchases shall be subject to the Executive's obtaining prior consent from the Company's appropriate compliance officer with respect to securities transactions by employees, and his compliance with all other applicable laws and regulations. Any option shares granted under this
         Section 4(d) shall vest in equal annual installments over a four-year period beginning on the effective date of the grant. All options to be granted in accordance with this Subsection (d) shall have identical features respecting vesting and acceleration as defined in Subsection
         (c) above.

                  (e) Reimbursement of Expenses. The Company shall reimburse the Executive for all out-of-pocket expenses incurred by the Executive in the course of his duties, in accordance with normal Company policies.

                  (f) Employee Benefits. The Executive shall be entitled to participate in all employee benefit programs generally available to employees of the Company and to receive all normal perquisites provided to senior executive officers of the Company subject to the terms and conditions of the plans or programs. Executive shall be entitled to a minimum of twenty (20) vacation days annually.



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         5. TERMINATION OF EMPLOYMENT. The Board of Directors of the Company
may terminate the employment of the Executive at any time as it deems appropriate.

                  (a) Termination Without Cause or Good Reason. If, during the term of this Agreement, the Company terminates the Executive's employment for any reason other than for Cause (as defined in Section 5(c) of this Agreement) or Executive terminates his employment for Good Reason, in either event, prior to a "Change of Control" (as defined in Section 5(b)(ii) hereof), the Company shall pay to the Executive an amount (the "Severance Payment") equal to the sum of (i) plus (ii), where (i) is the Executive's base salary as in effect on his date of termination multiplied by two (2) and (ii) is two (2) multiplied by Executive's average annual bonus payments for the three
         (3) most recently completed fiscal years of the Company (or, in the event that the Executive has not been employed by the Company for at least three (3) fiscal years as of the date of his termination, the average sum of Executive's annual bonus payments during Executive's employment with the Company); in the event that the Executive is employed less than one (1) year, this annual bonus amount shall be deemed to be fifty percent (50%) of his annual base salary as in effect on his termination date. For the purposes of this Section 5(a) and Section 5(b) below, the bonus relating to any fiscal year shall be deemed to have been paid in such fiscal year even if the bonus is actually paid in a different fiscal year. If the Executive terminates his employment for Good Reason pursuant to this Section 5(a), he must notify the Board of Directors of the Company in writing of his intent to terminate his employment for Good Reason describing the Good Reason event within forty-five (45) days of the occurrence of the Good Reason event in order to receive a Severance Payment hereunder. If no such written notice is provided by Executive within forty-five (45) days of a Good Reason event, the Executive's consent to the event shall be presumed and no Severance Payment shall be payable on account of the occurrence of the Good Reason event. The amount of any such Severance Payment shall be paid in substantially equal bi-monthly amounts over a period of two (2) years following his date of termination, less any applicable withholding; provided however, that in the event that the Executive becomes employed by any employer, whether as a consultant, employee or otherwise, at any time during such two-year period following his termination of employment, whether or not such employment is comparable in duties and compensation to his position with the Company, the amount payable to the Executive under this
         Section 5(a) subsequent to any such employment shall be reduced by the amount of salary and bonus payable to the Executive on account of such employment on a dollar for dollar basis, but such reduction shall not exceed 50% of the amount of the Severance Payment.

                  (b) Termination After a Change of Control. If, within eighteen (18) months following the date of a "Change of Control" of the Company (as defined


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         below), the Company terminates the Executive's employment for any reason other than for "Cause" (as defined in Section 5(c) of this Agreement) or the Executive terminates his employment with the Company for "Good Reason" (as defined below), the Company shall pay to the Executive an amount (the "Change of Control Payment") equal to (i) plus (ii) where (i) is three (3), multiplied by the Executive's annual base salary as in effect on his termination date and where (ii) is three (3) multiplied by the average of the annual bonus payments for the three (3) most recently completed fiscal years of the Company (or, in the event that the Executive has not been employed by the Company for at least three (3) fiscal years as of the date of his termination, the average of the sum of the Executive's annual bonus payments during the Executive's employment with the Company); in the event that Executive is employed less than one (1) year, this annual bonus amount shall be deemed to be fifty (50%) percent of his base salary as in effect on his termination date. In order to receive any Change in Control Payment on account of a Good Reason resignation, Executive must provide written notice to the Board of his intent to resign for Good Reason within forty-five (45) days after the effective date of his resignation. Notwithstanding the foregoing, if the Executive terminates his employment for a Good Reason event described in Section 5(b)(i)(A) below and has not remained employed with the Company for a period of at least one (1) year from and after the Change of Control date, the number two (2) shall be substituted for the number three (3) multiplier in the preceding formula contained in this subparagraph (b) in order to calculate the Change of Control Payment that may become payable to Executive upon his termination of employment. The amount of any such Change of Control Payment shall be paid in a lump sum, less applicable withholding, as soon as practicable following such termination, and shall be paid in lieu of any Severance Payment otherwise payable under Section 5(a) above. In lieu of the Change of Control Payment in this Subsection (b) and the Severance Payment in
         Section 5(a) payable on account of Good Reason termination, Executive shall be entitled to an "Employment Payment" if Executive remains employed for a period of at least twelve (12) months following the date of a Change of Control and Executive resigns on account of a Good Reason which occurs anytime after the date of a Change of Control, calculated as an amount equal to (i) plus (ii) where (i) is three (3), multiplied by the Executive's annual base salary as in effect on his termination date and where (ii) is three (3) multiplied by the average of the annual bonus payments for the three (3) most recently completed fiscal years of the Company (or, in the event that the Executive has not been employed by the Company for at least three (3) fiscal years as of the date of his termination, the average of the sum of the Executive's annual bonus payments during the Executive's employment with the Company). Executive must provide written notice of his intent to resign for Good Reason to the Board within 45 days after the effective date of his


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         resignation. The Employment Payment shall be paid in the same manner as provided for the Change of Control Payment provided herein.

                           (i) For purposes of this Agreement, "Good Reason"
                  shall mean:

                                    (A) Without his express written consent,
                           the assignment to the Executive of any duties inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to a Change of Control, or a change in his reporting responsibilities, titles or offices as in effect immediately prior to a Change of Control, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of his employment for Cause, death, permanent and total disability (as such term is defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code")) or retirement in accordance with normal Company policies or by the Executive other than for Good Reason;

                                    (B) A reduction by the Company in the
                           Executive's base salary as in effect on the date of a Change of Control or as the same may be increased from time to time thereafter;

                                    (C) The Company's requiring the Executive
                           to be based anywhere other than either the Company's offices at which he was based immediately prior to a Change of Control or the Company's offices which are no more than 50 miles from the offices at which the Executive was based immediately prior to a Change of Control, except for required travel on the Company's business to an extent substantially consistent with his business travel obligations immediately prior to the Change of Control (excluding, however, any travel obligations prior to the Change of Control that are associated with or caused by the Change of Control events or circumstances), or, in the event the Executive consents to any relocation beyond such 50-mile radius, the failure by the Company to pay (or reimburse the Executive) for all reasonable moving expenses incurred by him relating to a change of his principal residence in connection with such relocation; or

                                    (D) Any failure of the Company to obtain
                           the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in
                           Section 7(a).



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                           (ii) For purposes of this Section 5(b), a "Change of
                  Control" of the Company shall mean the occurrence of any of the following events: (A) there shall be consummated any merger or consolidation pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, or any sale, lease, exchange or other disposition (excluding disposition by way of mortgage, pledge or hypothecation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company (a "Business Combination"), in each case unless, following such Business Combination, the holders of the outstanding common stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the outstanding common stock or equivalent equity interests of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding common stock of the Company, (B) the stockholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company, (C) any "person" (as such term is defined in Section 3(a)(9) or Section 13(d)(3) under the Securities Exchange Act of 1934 (the "1934 Act")) or any "group" (as such term is used in Rule 13d-5 promulgated under the 1934 Act), other than the Company, any successor of the Company or any subsidiary or any employee benefit plan of the Company or any subsidiary (including such plan's trustee), becomes a beneficial owner for purposes of Rule 13d-3 promulgated under the 1934 Act, directly or indirectly, of securities of the Company representing 40% or more of the Company's then outstanding securities having the right to vote in the election of directors, or (D) during any period of two consecutive years, individuals who, at the beginning of such period constituted the entire Board, cease for any reason (other than death) to constitute a majority of the directors, unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

                           (iii) Excise Taxes and Gross-Up Payments.

                                    (1)     The following benefits of this
                                            Subsection 5(b)(iii) shall only
                                            apply if the aggregate payments and
                                            distributions to the Executive or
                                            for the Executive's benefit
                                            (whether paid or payable or
                                            distributed or


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                                            distributable) pursuant to the
                                            terms of this Agreement (the
                                            "Payment") exceeds 2.99 multiplied
                                            by the Executive's "base amount"
                                            (as defined under Section
                                            280G(b)(3) of the Code) by 12.5% or
                                            greater. Only if the Payment to the
                                            Executive satisfies or exceeds such
                                            threshold, then the Executive (i)
                                            shall be entitled to the benefits
                                            and payments set forth in this
                                            Subsection, and (ii) shall be
                                            referred to in this Subsection as
                                            "Tax Eligible Executive."

                                    (2)     If it shall be determined that the
                                            Executive is a Tax Eligible
                                            Executive and any or all of the
                                            Payment would be subject to the
                                            excise tax imposed by Section 4999
                                            of the Code (the "Excise Tax"),
                                            then Tax Eligible Executive shall
                                            be entitled to receive from the
                                            Company an additional payment (the
                                            "Gross-Up Payment") in an amount
                                            such that the net amount of the
                                            Payment and the Gross-Up Payment
                                            retained by Tax Eligible Executive
                                            shall be equal to the Payment after
                                            the calculation and deduction of
                                            all Excise Taxes (including any
                                            interest or penalties imposed with
                                            respect to such taxes) on the
                                            Payment and all federal, state and
                                            local income tax, employment tax
                                            and Excise Tax (including any
                                            interest or penalties imposed with
                                            respect to such taxes) on the
                                            Gross-Up Payment provided for in
                                            this Subsection, and taking into
                                            account any lost or reduced tax
                                            deductions on account of the
                                            Gross-Up Payment.

                                    (3)     All determinations required to be
                                            made under this Subsection,
                                            including whether the Executive is
                                            a Tax Eligible Executive and
                                            whether and when the Gross-Up
                                            Payment is required and the amount
                                            of such Gross-Up Payment, and the
                                            assumptions to be utilized in
                                            arriving at such determinations
                                            (consistent with the provisions of
                                            this Subsection), shall be made by
                                            the Company's independent certified
                                            public accountants (the
                                            "Accountants"). The Accountants
                                            shall provide Tax Eligible
                                            Executive and the Company with
                                            detailed supporting calculations
                                            with respect to such Gross-Up
                                            Payment within fifteen (15)
                                            business days of the receipt of
                                            notice from the Executive or the
                                            Company that the Executive has


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                                            received or will receive a Payment.
                                            In the event that the Accountants
                                            are also serving as accountant or
                                            auditor for the individual, entity
                                            or group effecting the Change of
                                            Control, Tax Eligible Executive
                                            shall appoint another nationally
                                            recognized public accounting firm
                                            to make the determination required
                                            hereunder (which accounting firm
                                            shall then be referred to as the
                                            Accountants hereunder). All fees
                                            and expenses of the Accountants
                                            shall be borne solely by the
                                            Company. All determinations by the
                                            Accountants shall be binding upon
                                            the Company and Tax Eligible
                                            Executive.

                                    (4)     For the purposes of determining
                                            whether any of the Payments will be
                                            subject to the Excise Tax and the
                                            amount of such Excise Tax, such
                                            Payments will be treated as
                                            "parachute payments" within the
                                            meaning of Section 280G of the
                                            Code, and all "parachute payments"
                                            in excess of the "base amount" (as
                                            defined under Section 280G(b)(3) of
                                            the Code) shall be treated as
                                            subject to the Excise Tax, unless
                                            and except to the extent that in
                                            the opinion of the Accountants such
                                            Payments (in whole or in part)
                                            either do not constitute "parachute
                                            payments" or represent reasonable
                                            compensation for services actually
                                            rendered (within the meaning of
                                            Section 280G(b)(4) of the Code) in
                                            excess of the "base amount" or such
                                            "parachute payments" are otherwise
                                            not subject to such Excise Tax. For
                                            purposes of determining the amount
                                            of the Gross-Up Payment, Tax
                                            Eligible Executive shall be deemed
                                            to pay federal income taxes at the
                                            highest applicable marginal rate of
                                            federal income taxation for the
                                            calendar year in which the Gross-Up
                                            Payment is to be made and to pay
                                            any applicable state and local
                                            income taxes at the highest
                                            applicable marginal rate of
                                            taxation for the calendar year in
                                            which the Gross-Up Payment is to be
                                            made, net of the maximum reduction
                                            in federal income taxes that could
                                            be obtained from the deduction of
                                            such state or local taxes if paid
                                            in such year (determined without
                                            regard to limitations on deductions
                                            based upon the amount of Tax
                                            Eligible Executive's adjusted gross
                                            income); and to have


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                                            otherwise allowable deductions for
                                            federal, state and local income tax
                                            purposes at least equal to those
                                            disallowed because of the inclusion
                                            of the Gross-Up Payment in Tax
                                            Eligible Executive's adjusted gross
                                            income.

                                    (5)     To the extent practicable, any
                                            Gross-Up Payment with respect to
                                            any Payment shall be paid by the
                                            Company at the time Tax Eligible
                                            Executive is entitled to receive
                                            the Payment and in no event will
                                            any Gross-Up Payment be paid later
                                            than thirty (30) days after the
                                            receipt by Tax Eligible Executive
                                            of the Accountant's determination.
                                            As a result of uncertainty in the
                                            application of Section 4999 of the
                                            Code at the time of the initial
                                            determination by the Accountants
                                            hereunder, it is possible that the
                                            Gross-Up Payment made will have
                                            been an amount less than the
                                            Corporation should have paid
                                            pursuant to this Subsection (the
                                            "Underpayment"). In the event that
                                            the Corporation exhausts its
                                            remedies pursuant to this
                                            Subsection and Tax Eligible
                                            Executive is required to make a
                                            payment of any Excise Tax, the
                                            Underpayment shall be promptly paid
                                            by the Company to or for the
                                            benefit of Tax Eligible Executive.

                                    (6)     The Executive shall notify the
                                            Company in writing of any claim by
                                            the Internal Revenue Service that,
                                            if successful, would require the
                                            payment by the Company of the
                                            Gross-Up Payment. Such notification
                                            shall be given as soon as
                                            practicable after the Executive is
                                            informed in writing of such claim
                                            and shall apprise the Company of
                                            the nature of such claim and the
                                            date on which such claim is
                                            requested to be paid. Tax Eligible
                                            Executive shall not pay such claim
                                            prior to the expiration of the
                                            thirty (30) day period following
                                            the date on which Tax Eligible
                                            Executive gives such notice to the
                                            Company (or such shorter period
                                            ending on the date that any payment
                                            of taxes, interest and/or penalties
                                            with respect to such claim is due).
                                            If the Company notifies Tax
                                            Eligible Executive in writing prior
                                            to the expiration


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                                            of such thirty (30) day period that
                                            it desires to contest such claim,
                                            Tax Eligible Executive shall:

                                            (A)      give the Company any
                                                     information reasonably
                                                     requested by the Company
                                                     relating to such claim;

                                            (B)      take such action in
                                                     connection with contesting
                                                     such claim as the Company
                                                     shall reasonably request
                                                     in writing from time to
                                                     time, including without
                                                     limitation, accepting
                                                     legal representation with
                                                     respect to such claim by
                                                     an attorney reasonably
                                                     selected by the Company;

                                            (C)      cooperate with the Company
                                                     in good faith in order to
                                                     effectively contest such
                                                     claim; and

                                            (D)      permit the Company to
                                                     participate in any
                                                     proceedings relating to
                                                     such claims; provided,
                                                     however, that the Company
                                                     shall bear and pay
                                                     directly all costs and
                                                     expenses (including
                                                     additional interest and
                                                     penalties) incurred in
                                                     connection with such
                                                     contest and shall
                                                     indemnify Tax Eligible
                                                     Executive for, advance
                                                     expenses to Tax Eligible
                                                     Executive for, defend Tax
                                                     Eligible Executive against
                                                     and hold him harmless
                                                     from, on an after-tax
                                                     basis, any Excise Tax or
                                                     income tax (including
                                                     interest and penalties
                                                     with respect thereto)
                                                     imposed as a result of
                                                     such representation and
                                                     payment of all related
                                                     costs and expenses.
                                                     Without limiting the
                                                     foregoing provisions of
                                                     this Subsection, the
                                                     Company shall control all
                                                     proceedings taken in
                                                     connection with such
                                                     contest and, at its sole
                                                     option, may pursue or
                                                     forego any and all
                                                     administrative appeals,
                                                     proceedings, hearings and
                                                     conferences with the
                                                     taxing authority in
                                                     respect of such claim and
                                                     may, at its sole option,
                                                     either direct Tax Eligible
                                                     Executive to pay the tax
                                                     claimed and sue for a
                                                     refund or contest the
                                                     claim in any permissible
                                                     manner, and Tax Eligible


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

                                                     Executive agrees to
                                                     prosecute such contest to
                                                     a determination before any
                                                     administrative tribunal,
                                                     in a court of initial
                                                     jurisdiction and in one or
                                                     more appellate courts, as
                                                     the Company shall
                                                     determine; provided,
                                                     however, that if the
                                                     Company directs Tax
                                                     Eligible Executive to pay
                                                     such claim and sue for a
                                                     refund, the Company shall
                                                     advance the amount of such
                                                     payment to Tax Eligible
                                                     Executive, on an
                                                     interest-free basis, and
                                                     shall indemnify Tax
                                                     Eligible Executive for,
                                                     advance expenses to Tax
                                                     Eligible Executive for,
                                                     defend Tax Eligible
                                                     Executive against and hold
                                                     Tax Eligible Executive
                                                     harmless from, on an
                                                     after-tax basis, any
                                                     Excise Tax or income tax
                                                     (including interest or
                                                     penalties with respect
                                                     thereto) imposed with
                                                     respect to such advance or
                                                     with respect to any
                                                     imputed income with
                                                     respect to such advance
                                                     (including as a result of
                                                     any forgiveness by the
                                                     Company of such advance);
                                                     provided, further, that
                                                     any extension of the
                                                     statute of limitations
                                                     relating to the payment of
                                                     taxes for the taxable year
                                                     of Tax Eligible Executive
                                                     with respect to which such
                                                     contested amount is
                                                     claimed to be due is
                                                     limited solely to such
                                                     contested amount.
                                                     Furthermore, the Company's
                                                     control of the contest
                                                     shall be limited to issues
                                                     with respect to which a
                                                     Gross-Up Payment would be
                                                     payable hereunder and Tax
                                                     Eligible Executive shall
                                                     be entitled to settle or
                                                     contest, as the case may
                                                     be, any other issue raised
                                                     by the Internal Revenue
                                                     Service or any other
                                                     taxing authority.

                  (c) Termination for Cause; Termination by Executive. If (i) the Company shall discharge the Executive for Cause at any time, or
         (ii) the Executive's employment with the Company shall terminate as a result of his death or permanent and total disability (as defined in Section 5(b)(i) above) or (iii) the Executive shall terminate his employment with the Company prior to or after a Change of Control for any reason other than for Good Reason, the Executive shall be entitled to receive only the amount of base salary accrued by but unpaid to the Executive through the date of such termination of employment, plus the amount of any contractual bonus earned and unpaid, prorated through the date of his termination of employment and the Company shall have no further obligation to make any payment under this Agreement, except as may otherwise be provided under the terms of any employee benefit programs in which the Executive is then participating.

                   For the purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (i) the willful and continued failure by the Executive to perform his duties with the Company (other than any such failure resulting from permanent and total disability as defined in Section 5(b)(i) above), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that he has not substantially performed his duties and if Executive does not cure such failure to the reasonable satisfaction of the Board within two (2) weeks after such written demand is delivered to Executive, or (ii) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was not in the best interest of the Company.

                  (d) Mitigation of Amounts Payable Hereunder. Except as specifically provided in Section 5(a), the Executive shall not be required to mitigate the amount of any payment provided for in this
         Section 5 by seeking other employment or otherwise nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination, or otherwise.

         6. CONFIDENTIALITY; NON-SOLICITATION; NON-COMPETITION AND NON-DISPARAGEMENT. In consideration of the stock options granted and to be granted described in Sections 4(c) and (d), the Company's provision of knowledge and Confidential Information (as defined in Section 6.1) initially and on an ongoing basis to Executive, and the Company's provision of initial and ongoing specialized training to Executive, the Executive acknowledges and agrees to the following:

                  6.1 Confidential Information. Company will provide the Executive with initial and on an ongoing basis specialized training, confidential information, and knowledge regarding the Company, its affiliates and its subsidiaries (the "Companies") and their business. The Executive acknowledges that the Companies have incurred significant time and expense in developing proprietary and confidential information related to their business and operations. The Executive agrees that he will not divulge, communicate, use to the detriment of the Companies or for the benefit of any other person, firm or entity, or misappropriate in any way, any confidential information or trade secrets relating to the Companies or any of their businesses, including, without limitation, business strategies, operating plans, acquisition strategies (including the identities of and any other information concerning possible acquisition candidates), pro forma financial information, market analyses, acquisition terms and conditions, personnel information, trade processes, manufacturing methods, know-how, customer lists and relationships, supplier lists, all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, firmware designs, and servicing, marketing or manufacturing methods or techniques at any time used, developed, investigated, made or sold by the Companies, or other non-public proprietary and confidential information relating to the Companies (collectively, "Confidential Information"). None of the provisions of this Section 6.1 shall apply to disclosures of Confidential Information which (i) was publicly known at the time of its disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by means in violation of this Agreement or any other duty owed to the Companies by the Executive or any other person or entity, or (iii) is lawfully disclosed to the Executive by a third party not in violation of any obligation of any confidentiality owed to any of the Companies. Notwithstanding the foregoing, the Executive shall be permitted to disclose Confidential Information (i) if required to do so to comply with any subpoena or other order issued by or in connection with any legal or administrative proceeding or (ii) to the extent required to enforce the Executive's rights hereunder in any litigation arising under, or pertaining to, this Agreement, provided the Executive shall give prior written notice to the Companies of any such disclosure so that the Companies may have an opportunity to protect the confidentiality of such Confidential Information. The Executive's obligations pursuant to this Section
6.1 are in addition to and cumulative of any other obligation of the Executive to hold in confidence Confidential Information of the Companies and their customers, suppliers or agents pursuant to contract or otherwise.

                  6.2 Non-solicitation. From and after the date hereof and until twenty-four (24) months after the date of the Executive's termination for any reason, including termination after a Change of Control, as defined herein, the Executive shall not, directly or indirectly, for himself or on behalf of any other person, firm or entity, solicit the employment, engagement or retention of any person who at the time of the Executive's termination was an employee of any of the Companies or at any time during the preceding three
(3) month period shall have been an employee of any of the Companies.

                  6.3 Non-competition. If the Executive's employment with the Company is terminated by the Company for any reason, including termination after a Change of Control then until that date which is twelve (12) months after the date of the Executive's termination, the Executive shall not, as a principal, partner, joint venturer, member, manager, trustee, agent, stockholder, director, officer or employee of, or consultant or advisor to, or in any manner own, control, manage, operate, or otherwise participate, invest, or have any interest in, any person, firm or entity that engages, directly or indirectly, in the business of performing services or developing, manufacturing or selling products or services competitive with the proprietary business of the Company or the Companies (or any of them) in connection with the development and use of seismic equipment and/or technology within the United States of America and any other geographical area served by the Companies during the twelve (12) month period immediately preceding the Executive's date of termination, nor will the Executive engage, within this time period and geographical area, in the design, development, distribution, manufacture, assembly or sale of a product or service in competition with any product or service currently marketed or planned by the Companies, or any of them. The foregoing shall not pertain to the mere ownership of securities in any such enterprise and the exercise of any rights appurtenant solely to that ownership, so long as the Executive's ownership interest is less than five percent (5%) of the outstanding voting securities of such enterprise.

                  6.4 Non-disparagement. The Executive agrees that he will not disclose, communicate or publish any disparaging information concerning the Company or any of the Companies or any of their affiliates, subsidiaries, successors, assigns or their employees, officers or directors.

                  6.5 Consideration. The Executive acknowledges that his agreements contained in this Section 6 are reasonable as to time, geographical area and scope of activities to be restrained and do not impose a greater restraint than is necessary to protect the Companies' goodwill, proprietary information and other business interests and are a material inducement to the Company's entering into this Agreement. In addition, the Executive agrees that the amounts payable under Sections 4(c) and (d), Section 5, and the Companies' provision of initial and ongoing confidential information and specialized training to the Executive are sufficient consideration to support the covenants in this Section 6. The Executive shall be bound by the provisions of this
Section 6 to the maximum extent permitted by law, it being the intent and spirit of the parties that the foregoing shall be fully enforceable. However, the parties further agree that, if any of the provisions hereof shall for any reason be held to be excessively broad as to duration, geographical scope, property or subject matter, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with applicable law as it shall herein pertain.

                  6.6 Remedies. The Executive acknowledges that if he violates any of the provisions of this Section 6, the Company, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued or specific enforcement to be required (without the necessity of any bond) restricting the Executive from committing or continuing any such violation.

                  6.7 Survival. The provisions of this Section 6 shall survive termination of this Agreement.

         7.       MISCELLANEOUS PROVISIONS.

                  (a) Successors of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Company terminated the Executive's employment without Cause, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of Executive's termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) Special Representations of Executive. The Executive may not assign his rights or delegate his duties or obligations hereunder without the written consent of the Company. The Executive represents to the Company that no previous employer has imposed any contractual restriction which would, if enforced, have a material adverse effect on the Company. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless other provided herein, shall be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate.

                  (c) Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Executive Vice President of the Company with a copy to the Secretary of the

         Company, or to such other person in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  (d) Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as provided in Section 6, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

                  (e) Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

                  (f) Survival of the Parties' Obligations. The obligations of the Company and the Executive under this Agreement shall survive regardless of whether the Executive's employment by the Company is terminated, voluntarily or involuntarily, by the Company or the Executive, with or without Cause or Good Reason.

                  (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  (h) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas.

                  (i) Captions. The use of captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the _____ day of February, 2000, but except as otherwise set forth in this Agreement, effective as of March 1, 2000.



                                       INPUT/OUTPUT, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------





                                       -----------------------------------------
                                       Timothy Probert